UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2008

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01 Other Events.

Macatawa Bank Corporation (the “Company”) has reached a preliminary contingent settlement in the connection with the legal proceedings related to Trade Partners, Inc. The legal proceedings related to Trade Partners are more fully described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008.

The preliminary settlement provides that the Company will pay the plaintiffs $2.75 million in cash, and issue common stock valued at $3.0 million and will issue three warrants for each share of common stock issued in the proposed settlement. The preliminary settlement provides further that the plaintiffs are to receive amounts collected by the Company from other defendants up to $250,000. If the Company collects less than $250,000 from these other defendants, it is to make up the difference with the issuance of additional common stock.

The Company’s insurers will contribute $950,000 to the cash portion of the settlement. The settlement involves no admission of fault or wrongdoing by the Company or Macatawa Bank.

The common stock will be issued at a price based on the average closing price for the 20 trading days preceding the date the settlement becomes final after the contingencies are satisfied. The stock warrants will expire after three years and will have an exercise price equal to 150% of the price per share at which the common stock is issued.

The  number of shares and warrants to be issued will be determined based on the stock price at the time the settlement becomes final. Based on the current market price of its common stock, the Company estimates that it would issue approximately 530,000 shares of its common stock and warrants to purchase approximately 1,590,000 shares of its common stock in connection with the proposed settlement.

Because the settlement involves issuing new capital in the form of common stock and warrants to purchase common stock, the impact of the settlement on the capital level of the Company is nominal. While the proposed settlement, if finalized, is expected to reduce earnings by approximately $4 million on an after-tax basis, the impact on the Company’s total capital is a modest increase.

The after-tax reduction to earnings is an estimate based on the current price of the Company’s common stock. The final amount of the charge will be determined if and when the settlement becomes final based on the stock price, warrant exercise price and related expenses at that time.

The preliminary settlement is subject to a number of contingencies, including:

•	Execution of a definitive settlement agreement.
•	By November 17, 2008, the parties will present the settlement terms to the U.S. District Court for the Western District of Michigan and to the Kent County Circuit Court, which must approve the fairness of the terms in accordance with securities regulations.
•	By January 15, 2009, 98% of the plaintiffs must agree to settle their claims under the terms of the settlement agreement
•	By January 15, 2009, 98% of the total dollar amount of the claims must be so resolved.
•	Counsel for all parties must agree that no securities registration for the stock and/or the warrants is required outside of the United States.

These contingencies are beyond the Company’s control and there can be no assurance about if and when the contingencies will be satisfied. If the contingencies are not satisfied, the Trade Partners litigation will not be settled and the litigation process will resume. If the contingencies are satisfied and the settlement becomes final, the Company will publicly announce the details of the final settlement, which might not happen until the first quarter of 2009.

The Company believes that the preliminary settlement is an important first step towards resolving this litigation. Although the Company believes it has valid defenses and was vigorously defending these cases, the Company believes that settling the litigation is in the best interests of the Company and its shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2008	MACATAWA BANK CORPORATION By /s/ Jon W. Swets —————————————— Jon W. Swets Chief Financial Officer